Exhibit 99.1

[Private Capital Management Letterhead]

August 9, 2017

Paul Auvil

Chairman of the Board

Quantum Corporation

224 Airport Parkway, Suite 550

San Jose, CA 95110

Dear Paul:

I am writing to inform you and corporate management of my decision to resign from the Board of Directors of Quantum Corporation effective as of the date of this letter.

When I joined Quantum’s Board in August 2013, I did so in consultation with management to bring to the Board an increased shareholder perspective during an important product transition period for the company. In light of the significant evolution of the Board and its membership over the last several years, I no longer believe my participation as a Director is critical to the company and its future direction. As a result, and taking account of my paramount continuing obligation to Private Capital Management and its clients, I no longer believe the scales weigh in favor of my continuing participation as a Director of the company.

As an investor in Quantum, I want to thank you and the Board for their continuing commitment to the company and its shareholders.

Sincerely,

/s/ Gregg J. Powers

Gregg J. Powers

cc:	Jon Gacek, Chief Executive Officer
Shawn Hall, General Counsel and Secretary